EXHIBIT 10.24

Guarantee Agreement

THIS GUARANTEE AGREEMENT is made and entered into by and between SinoHub SCM Shenzhen, Ltd. (the “Trustor”) with Cui Han Tao as the legal representative and Shenzhen Hongfeng Paper Products Co. Limited (the “Guarantor”) with Li Xian Qiu as the legal representative.

WHEREAS, the Trustor, pursuant to the application made to China Construction Bank Shenzhen Chengdong Sub-branch (the “Beneficiary” or the “Creditor”) for credit line to open letters of credit, hereof to entrust the Guarantor to provide guarantee of credit.

WHEREAS, the Guarantor, has stated to provide guarantee of credit under the condition that the terms of this agreement is executed and delivered by the Trustor.

Hereinafter, the Trustor and the Guarantor have reached an agreement through friendly consultation to conclude the following contract.

Section I Issuance of the Guarantee

1.1	Classification of guarantee: provision of counter guarantee against the credit line according to letter of credit the Bank issued to the Trustor and trust receipt.
1.2	Purpose of guarantee: the Trustor applies the credit line issued by the Bank to open letter of credit.
1.3
the Beneficiary or the Creditor of this agreement (name and address):
China Construction Bank Shenzhen Chengdong Sub-branch
11th Floor, Huadouyuan Mansion, No. 1034 Jiabin Road Luohu District, Shenzhen, P.R. China

1.4
The master contract of the guarantee made by the guarantor under this agreement: the Trustor applied to the Beneficiary or the Creditor by June, 2006 for the credit line of RMB22,000,000.00, and the contract number is: Borrow 2008 Trade 614001R.

1.5	Guarantee amount of this agreement: RMB22,000,000.00.
1.6	Guarantee term: 1 year.
1.7	Other major terms:

1.8
The Trustor entrusts the Guarantor to provide guarantee to the Beneficiary or the Creditor. Within the term all the occurring expenses, such as notarization fees, evaluation fees, appraisal fees, insurance fees, mortgage fees, witness fees, etc., shall be at the cost of the Trustor.

1.9
The Trustor and the Guarantor have agreed on condition that the Suretyship Contract or the guarantee letter the Guarantor issued to the Beneficiary or the Creditor is not compliant with this agreement, this agreement shall apply.

Section II Guarantee Fee

The guarantee fee is calculated and collected on the basis of guarantee amount and according to the guarantee term and rate of guarantee fee.
2.1	The guarantee fee of the agreement is RMB560,000.00, being calculated based on the yearly rate.
2.2	Guarantee term: 1 year.
2.3	Guarantee amount: RMB560,000.00
2.4	Payment options: Cash or cash cheque (cash/transfer)

2.5
Time of payment: the Trustor shall issue a cash cheque at RMB560,000.00 as the payment guarantee to the Guarantor in 20 days before the Guarantor issue the Suretyship Contract or guarantee letter to the Beneficiary or the Creditor, and simultaneously start transferring agreed amount of guarantee fee to the specified account of the Trustor in cash since the day when the Guarantor issues the Suretyship Contract or guarantee letter to the Beneficiary or the Creditor until the total amount reaches RMB560,000.00, and in the end the Guarantor, after confirming having received all the guarantee fee at RMB560,000.00, shall issue a cash cheque with the total amount of  RMB560,000.00 back to the Trustor. If the Trustor fails to deliver the guarantee fee as required in time and amount after the Guarantor issues the Suretyship Contract or guarantee letter to the Beneficiary or the Creditor, the Guarantor is entitled to cash the cheque that the Trustor issued in advance as the guarantee fee.

2.6
Overdue guarantee fee: on the condition that the Trustor fails to execute the terms in the master Suretyship Contract on schedule, which lead to the overdue guarantee, then the Trustor is obliged to pay the Guarantor for overdue guarantee fee. Overdue guarantee fee is based on the total of overdue guarantee principal and interest, and shall be calculated and collected according to 3% per month; monthly charge will still periods less than a calendar month. The Guarantor shall collect 5‰ of the overdue guarantee fee as penalty for breach of contract from the Trustor in case of the overdue delivery of guarantee fee without the written consent of the Guarantor.

Section III Guarantee Fee and Other Counter Guarantee

3.1
After the Guarantor issues the above guarantee to the Beneficiary or the Creditor, the Trustor shall deposit no less than 30% of the credit line as guarantee money to the account specified by the Bank before applying for opening each letter of credit to the Bank. The guarantee money is performance bond, serving as counter guarantee against the guarantee that the Trustor executes the master contract with the Beneficiary or the Creditor.

3.2	The Trustor shall provide the Guarantor with the following mode of guarantee before the Guarantor provides the Beneficiary or the Creditor with the above guarantee:
The legal representative of the Trustor, Hantao Cui and Lei Xia, the couple, unlimited counter guarantee
3.3	The above counter Suretyship Contract or agreement shall be signed separately, and constitutes a part of this Agreement, having the same legal effect as this agreement.
3.4
The Trustor commits that the Guarantor shall be the only beneficiary of the above counter guarantee measures, and means the exclusive right. If the Trustor re-mortgages or re-pledges, sub-mortgages or sub-pledges, assigns, transfers, leases or uses the above counter guarantee for other purposes that may affect the interest of the Guarantor before or after signing this Agreement, then the Guarantor is entitled to claim the Trustor for criminal responsibility.

Sector IV Provision of the Documents

4.1
Before the Guarantor signs the Suretyship Contract or opens guarantee letter with the Beneficiary or the Creditor, the Trustor is obliged to provide the Guarantor with the original copies of the following documents, or the true and complete duplicates testified with the corporate chop and the signature of the legal representative of the Trustor. The original copy of the first document shall be returned to the Trustor after being validated; whereas the copy of this document with the corporate chop shall be retained.

   1. Enterprise's legal person's business license of the Trustor;
   2. The latest one-month commercial information of the Trustor;
   3. Articles of association of the Trustor;

   4. The list of all the incumbent directors and signature samples of the Trustor;
   5. Resolutions of the meetings of the board of directors, resolutions of the meetings of the board of shareholders agreeing on Trustor signing this Agreement;
   6. The financial report and auditing report of the prior year of the Trustor, together with the financial report of the prior month before application;
   7. Ownership certificate of the collateral or pledge (if there’s any collateral or pledge) and other relative documents;
   8. Relative documents of the third party.

Section V Representations and Warranties

5.1 The Trustor makes the following representations and warranties:
   5.1.1 The Trustor is a valid company legally registered according to laws of People’s Republic of China, or the natural person with full capacity for civil rights and civil conduct;
   5.1.2 The Trustor commits to operate legally and obeys the rules and regulations of People’s Republic of China. Its operation or investment shall not pollute the environment or do harm to the health of people;
   5.1.3 The Trustor is fully entitled and legally capable of signing and executing this Agreement;
   5.1.4 The Trustor is legally entitled to sign the contract with the Beneficiary or the Creditor, and fully capable of executing the contract;
   5.1.5 The Trustor fully accepts the guarantee terms that the Guarantor proposes to the Beneficiary or the Creditor;
   5.1.6 The Trustor is responsible for the authenticity of all the documents provided to the Guarantor;
   5.1.7 The Trustor commits to exempt the Guarantor from any harm or losses incurred by the guarantee issues for the Trustor;
   5.1.8 The Trustor shall take in use the guarantee letter within the coverage and purpose specified in this Agreement;
   5.1.9 The Trustor shall execute the contract signed with the Beneficiary or the Creditor;
   5.1.10 The Trustor is obliged to inform the Guarantor the significant issues occurring when executing the contract according to the facts, such as registered address, legal representative, contact number, changes of the ownership (stock ownership), litigation or arbitration, capital loans, reconstruction or reorganization, operation loss, etc. all the matters that may affect the debtor-creditor relationship;
   5.1.11 The Trustor shall accept being examined by the Guarantor regularly or randomly for its operation and financial conditions, and cooperate with the work staff of the Guarantor to complete the monitoring work. The Trustor shall deliver the financial report for the first month to the Guarantor after signing the loan contract, and afterwards deliver the financial reports quarterly;
   5.1.12 The Guarantor, in order to pay off the debt under the Suretyship Contract or guarantee letter, is entitled to deal with the collateral or pledge;
   5.1.13 The Guarantor is not responsible for the authenticity of all the documents concerning claim for compensation, bill of document or testifying documents provided to the Beneficiary or the Creditor;
   5.1.15 The Trustor shall not conduct any behaviour with any other third parties to harm the benefit of the Guarantor.
   5.1.16 If the Trustor fails to execute this Agreement, then the Trustor shall authorize the Guarantor to publish the facts that the shareholders and senior management breach the terms on its website and media.
   5.1.17 Within the term of this Agreement, the Guarantor is entitled to monitor the condition described as following:
         (1) The Trustor shall inform the Guarantor in advance when applying for new bank loans or providing external guarantee.

Section VI Modification to Suretyship Contract or Guarantee Letter

6.1
The Trustor shall provide the application in written form or the written consent of the Beneficiary or the Creditor while asking the Guarantor to modify the contents of Suretyship Contract or guarantee letter. On the condition that the Trustor increases guarantee amount or extend the guarantee term, the Trustor shall increase or extend the counter guarantee collateral correspondingly, and pay the Guarantor for the guarantee fee of the enhanced amount or extended term. Otherwise, the Guarantor shall not accept the application of modification.

6.2	The modification shall not take effect until the Guarantor issues the confirmation letter in written form upon agreeing on the guarantee modification of this Agreement.

Section VII Event of Default

7.1	The Trustor and the Guarantor shall obey the terms described in this Agreement, and the following situations will be regarded as events of default.
7.1.1 The Trustor, after signing this Guarantee Agreement, fails to provide the Guarantor with any mode of counter guarantee in accordance with terms of this Agreement, or the counter guarantee option that the Trustor provides the Guarantor with does not comply with the regulations of this Agreement;
7.1.2 The counter guarantor, which signs and issues irrevocable counter guarantee statement with joint and several liability to the Guarantor, or signs counter guarantee contract with the Guarantor, has not been approved by the Guarantor;
7.1.3 The Trustor or the third party fails to sign the collateral or pledge contract with the Guarantor as specified in this Guarantee Agreement;
7.1.4 The Trustor or the third party fails to provide the Guarantor with collateral or pledge as specified in this Guarantee Agreement;
7.1.5 The Trustor or the third party signs the collateral or pledge contract with the Guarantor, but fails to complete the collateral or pledge procedure;
7.1.6
7.1.7
7.1.8
7.1.9
7.1.10
7.1.11
7.1.12 Other behavior that breach the terms of this Agreement.
7.2	The Guarantor is entitled to take all the following measures or partially when, before or after the above situation occurs:
(1)	Require the Trustor to continue offering the counter guarantor with the approval and acceptance of the Guarantor;
(2)
Require the Trustor or the third party to sign the collateral or pledge contract with the Guarantor as specified in this Guarantee Agreement, and keep on the registration procedures of relative collateral or pledge;

(3)
Require the Trustor or the third party to adopt other remedial measures, i.e. taking its assets as collateral or pledge to the Guarantor, and work on the registration procedures of relative collateral or pledge;

(4)	The Guarantor is entitled to terminate this Agreement on one party, and require the Trustor to be liable for compensation for the harm and losses of the Guarantor;

(5)	Entitled to investigate against the Trustor the liabilities for breaching this Agreement.

Section VIII Claim under the Suretyship Contract or Guarantee Letter

8.1
The Trustor pledges to fulfill its payment and other obligations specified in the contracts or agreements or other relative contracts and agreements (the “Contract” and “Agreement”) signed with the Beneficiary or the Creditor.

8.2
On the condition that the Beneficiary or the Creditor claims for compensation from the Guarantor in accordance with the regulations in the Suretyship Contract or Guarantee Letter under the loan contract or agreement or other relative contract or agreement, and the Guarantor testifies the claim documents, receipts or certificate comply with the regulations of the Suretyship Contract or Guarantee Letter, the Guarantor, while prepaying for the Trustor to the Beneficiary or the Creditor in order to fulfill its guarantee obligations, shall absolutely have the right of recourse against the Trustor and its successors or assignees, which won’t be affected by any commands directed by the senior authorizations of the Trustor or any contract or agreement signed between the Trustor and any units.

8.3
On the condition that the Trustor fails to fulfill its payment or obligations as stated in the above contract or agreement signed with the Beneficiary or the Creditor and enables the Guarantor to be liable for the guarantee obligations against the Beneficiary or the Creditor for the principal, interest, penalty interest, compound interest, penalty, compensation, expenses for ensuring the proprietyization of the creditor’s credits, then the Trustor shall be liable for the following obligations:

(1)	Pay the Guarantor for all the above advance payment;
(2)
Pay the Guarantor for the interest of above expenses in accordance with the loan interest rate stipulated by the bank for the corresponding period (shall be calculated from the day that the actual advance payment of the Guarantor to the Beneficiary or the Creditor until the day that the Trustor repays the Guarantor for the above expenses);

(3)	Pay the Guarantor for the penalty at 1‰ per day of the total delivered amount (i.e. penalty = total amount that the Guarantor has paid X 1‰ X actual days that the Guarantor advanced)
8.4	The Trustor shall pay the Guarantor all the advance payment, corresponding interest, and penalty unconditionally within 7 days after receiving the notice of claim from the Guarantor.
8.5
On the condition that the Trustor breaches the terms of the above contract or agreement signed with the Beneficiary or the Creditor and enforces the Guarantor to be responsible for the guarantee obligations against the Beneficiary or the Creditor, then the Trustor shall be liable for the following obligations other than those stated in article 8.3 of this Agreement:

(1)
When the Beneficiary or the Creditor brings litigation or arbitration to the Guarantor, or during the process of reconciliation, the Trustor shall be responsible for all the expenses on the cost of the Guarantor (including but not limited to the litigation or arbitration fee, property preservation or Property Preservation fee, enforcement fee, evaluation fee, auction fee, appraisal fee, legal fees, travel expenses, investigation and evidence collection fee, etc.) .

(2)
The Trustor shall be responsible for all the expenses on the cost of the Guarantor (including but not limited to the litigation or arbitration fee, property preservation or Property Preservation fee, enforcement fee, evaluation fee, auction fee, appraisal fee, legal fees, travel expenses, investigation and evidence collection fee, etc.) occured in order to resourse advance payment from the Trustor.

8.6
On the condition that the Trustor fails to fulfill its payment and other obligations as stated in the above contract or agreement signed with the Beneficiary or the Creditor and enables the Guarantor to be liable for the guarantee obligations against the Beneficiary or the Creditor, or the Trustor breaches the terms of this Guarantee Agreement, the Guarantor is entitled to select one or several requirements in the counter guarantee provided by the Trustor (stated in Section 3 of this Agreement, and the counter guarantee contract or agreement shall apply) to require the Trustor or the third party be liable for the prior guarantee responsibility.

8.7
On the condition that the Trustor fails to fulfill its obligations as stated in the master contract signed with the Beneficiary or the Creditor and enables the Guarantor to be liable for the guarantee obligations against the Beneficiary or the Creditor, the Trustor shall approve and authorize the Guarantor to release the fact about its/his breaches and relative information at financial organizations, monitoring organizations, government departments, new media, internet media or other enterprises, public institutions without reservation, and waive its/his right of defense.

Section IX Governing Law

9.1
This Guarantee Agreement shall be deemed to be a contract made under the laws of the People’s Republic Of china, and for all purposes shall be governed by and construed in accordance with such laws. Any disputes arising from the performance of this Agreement shall be resolved through a friendly negotiation of each party concerned. Where all the parties fail to solve it, the dispute shall be resolved through the following mode:

(1)	bring a suit directly at the local people's court where the Guarantor is located.

Section X Validity and Termination of the Agreement

10.1	This Agreement shall take effect in accordance with the following regulations:
10.1.1
On the condition that the Trustor is natural person, the Agreement becomes effective with the signature and humbprint of witness of the Trustor and signature of legal representative or authorized representative and chop of the Guarantor.

10.1.2	On the condition that the Trustor is a legal person, the Agreement becomes effective with the signature and corporate chop of legal representative or authorized representative of both parties.
10.2	This Guarantee Agreement shall be deemed to terminate after the rights and obligations are fulfilled.

Section XI Appendix
11.1	The other issues that both parties agreed hereinof:

11.2	This Agreement has two identical duplicates and a copy of which shall be kept by each of the two parties, holding the same legal effects.
11.3
 Special reminder: the Guarantor has made a hint on all the articles in this Agreement, and made explanation correspondingly in answer to the request of the Trustor; moreover, the Trustor has studied and analyzed each articles of this Agreement and has got comprehensive and accurate understanding; therefore, both parties has reached an agreement to the meaning of each article of this Agreement.

Appendix: Counter Guarantee Agreement (Guarantee/Mortgage/Pledge)

The Trustor: (corporate chop)	The Guarantor: (corporate chop)

(Finger print of the natural person):
Legal representative or authorized representative: /s/Lei Xia	Legal representative or authorized representative: /s/Yi Zhang
Address:	Address:
Telephone:	Complaint telephone:

Date:	Date: June 26, 2007